Exhibit 10.1

JAMBA JUICE COMPANY

PERFORMANCE CASH BONUS PLAN

Jamba Juice Company, a California corporation (the “Company”), adopts this Performance Cash Bonus Plan (the “Plan”), effective as of April 4, 2018.

SECTION 1  – PURPOSE AND NATURE OF PLAN

1.1Purpose.  The purpose of the Plan is to provide an incentive to Participants to increase the value of the Parent to its stockholders.  The Plan is intended to constitute a “bonus program” as defined under United States Employee Benefits Security Administration Regulations Section 2510.3-2(c) and to provide for payment of compensation that is exempt from, or complies with, all applicable requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the Plan must be construed and administered in accordance with such intentions.

1.2Plan Benefits Unfunded.  Any liability of the Company to pay a Bonus stems solely from the terms and conditions of the Plan.  Any interest of a Participant in Plan benefits is an unsecured claim against the general assets of the Company.  No Participant has any interest in any fund or in any specific asset of the Company by reason of the Plan benefits.  Accordingly, Plan benefits are not secured by any trust, pledge, lien or encumbrance on any property of the Company or on the assets of any benefit trust.  The Company intends that the Plan be unfunded for tax purposes and for purposes of Title I of Employee Retirement Income Security Act of 1974, as amended, if applicable.

1.3Term of Plan.  The Plan will continue in effect until the earlier of the date on which all Bonuses earned have been paid in full and the Plan’s termination pursuant to Section 7.2.

SECTION 2  - DEFINED TERMS

Certain capitalized terms used in the Plan have the following meanings:

2.1“Bonus” means an amount earned and payable to a Participant in accordance with the terms and conditions of this Plan and the applicable Participation Agreement.

2.2“Bonus Opportunity” means an opportunity granted to a Participant to earn a Bonus in an amount, if any, determined in accordance with the terms and conditions of this Plan and the applicable Participation Agreement.

2.3“Cause” means any of the following: (i) the Participant’s theft, dishonesty, willful misconduct, breach of fiduciary duty for personal profit, or falsification of any Company Group documents or records; (ii) the Participant’s material failure to abide by the Company Group’s code of conduct or other policies (including, without limitation, policies relating to confidentiality and reasonable workplace conduct); (iii) the Participant’s unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of the Company Group (including, without limitation, the Participant’s improper use or disclosure of the Company Group’s confidential or proprietary information); (iv) any intentional act by the Participant which has a material detrimental effect on the Company Group’s reputation or business; (v) the Participant’s repeated failure or inability to perform any reasonable assigned duties after written notice from the Company Group of, and a reasonable opportunity to cure, such failure or inability; (vi) any material breach by the Participant of any employment, service, non-disclosure, non-competition, non-solicitation or other similar agreement between the Participant and the Company Group, which breach is not cured pursuant to the terms of such agreement; or (vii) the Participant’s conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or which impairs the Participant’s ability to perform his or her duties with the Company Group.

2.4“Change in Control” means a “change in control event” with respect to the Parent or the Company as defined by Treasury Regulation Section 1.409A-3(i)(5).

2.5“Change in Control Period” means the period beginning upon the initial closing of a Change in Control and ending on the Performance Period End Date.

2.6“Company Group” means, at any time, individually and collectively, the Company, the Parent and their subsidiary entities.

2.7“Forfeitable Bonus Opportunity” means a Bonus Opportunity awarded to a Participant subject to automatic, immediate cancellation if a share price milestone-based restricted stock unit award held by the Participant and identified in the Participant’s Participation Agreement vests in whole or in part under the terms and conditions of such award based on the attainment of the “Reference Price” set forth in such Participation Agreement.

2.8“Involuntary Termination” means termination by the Company Group of the Participant’s employment with the Company Group during a Change in Control Period for any reason other than Cause (excluding any such termination which results from the Participant’s disability or death).

2.9“Parent” means Jamba, Inc., a Delaware corporation.

2.10“Participant” means each individual who is designated in writing as a Participant by the Plan Administrator and who executes and delivers to the Plan Administrator a Participation Agreement.

2.11“Participation Agreement” means a Participation Agreement in the form attached hereto as Exhibit A or Exhibit B, as applicable, or such other form as determined by the Plan Administrator from time to time.

2.12 “Performance Measurement Date” means the first to occur of (i) the Performance Period End Date or (ii) the date of the initial closing of a Change in Control.

2.13“Performance Period End Date” means June 30, 2019.

2.14 “Plan Administrator” means the compensation committee of the Board of Directors of the Parent.

2.15 “Share Price” means the average of the closing prices of a share of the Parent’s common stock as quoted on the national securities exchange or quotation system constituting the primary market for such common stock for the twenty (20) trading days ending with the last trading day immediately preceding the Performance Period End Date; provided, however, that if the Performance Measurement Date is the date of the initial closing of a Change in Control, Share Price means the fair market value (as determined by the Plan Administrator) of the consideration received and to be received by a holder of a share of Parent common stock by reason of the Change in Control.

2.16 “Share Price Milestone Schedule” means the schedule of Share Price milestones and the associated percentage multiplier with respect to a Participant’s Target Bonus that determines the Bonus that may be earned by the Participant, as set forth in the Participant’s Participation Agreement.

2.17 “Successor” means the successor in interest (and each direct or indirect parent entity thereof) to the Parent or the Company, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise) in connection with a Change in Control.

2.18 “Target Bonus” means a target bonus amount determined by the Plan Administrator with respect to a Participant and set forth in the Participant’s Participation Agreement.

SECTION 3  – Eligibility and participation in the plan

3.1Eligibility.  Bonus Opportunities may be awarded only to individuals who are employees of the Company Group and who are selected for participation by the Plan Administrator.

3.2Participation in the Plan.  Bonus Opportunities are awarded solely at the discretion of the Plan Administrator.  An eligible employee awarded a Bonus Opportunity is a Participant in the Plan.  However, eligibility in accordance with this Section will not entitle any person to be awarded a Bonus Opportunity or, if awarded a Bonus Opportunity, to earn a Bonus other than in accordance with the terms and conditions of this Plan.

SECTION 4  – BONUSES UNDER THE PLAN

4.1Award of Bonus Opportunities.  The Plan Administrator will establish for each Participant awarded a Bonus Opportunity: (i) the amount of the Participant’s Target Bonus, (ii) the Share Price Milestone Schedule applicable to the Bonus Opportunity and (iii) whether the Participant’s Bonus Opportunity is a Forfeitable Bonus Opportunity.  Except as otherwise provided in this Plan, a Participant must be employed on the Performance Period End Date in order to be eligible to receive a Bonus.

4.2Forfeiture of Forfeitable Bonus Opportunity.  If a share price milestone-based restricted stock unit award held by a Participant (as identified in the Participant’s Participation Agreement) awarded a Forfeitable Bonus Opportunity vests in whole or in part under the terms and conditions of such restricted stock unit award based on the attainment of the “Reference Price” set forth in such Participation Agreement, the Forfeitable Bonus Opportunity will be cancelled immediately without further action by the Participant or the Company, and no Bonus hereunder shall be paid or payable to the Participant.

4.3Determinations on Performance Measurement Date.  On the applicable Performance Measurement Date, the Plan Administrator will determine (i) the Share Price attained as of the Performance Measurement Date, (ii) Forfeitable Bonus Opportunities that have been forfeited and (iii) for each outstanding Bonus Opportunity (including any Forfeitable Bonus Opportunity which has not been forfeited) the value, if any, of the Bonus that may be earned by the Participant based upon the Share Price attained.

4.4Effect of Change in Control.  In the event of a Change in Control, the Plan Administrator must provide either:

(i) for the assumption by the Successor of the obligation of the Company to pay following the Performance Period End Date the Bonuses earned, if any and subject to Section 4.5, based upon the Share Price determined on the date of the initial closing of a Change in Control and subject to continued employment through the Performance Period End Date; or

(ii) if the Successor does not agree to assume the obligation of the Company in accordance with Section 4.4(i), for payment by the Company on the date of the initial closing of a Change in Control the Bonuses earned, if any and subject to Section 4.5, based upon the Share Price determined on the date of the initial closing of a Change in Control.

4.5Effect of Termination of Employment.  The effect of a Participant’s termination of employment with the Company Group will be as follows:

(i) Involuntary Termination during a Change in Control Period.  If the Successor upon a Change in Control assumes the obligation of the Company in accordance with Section 4.4(i), then in the event of a Participant’s Involuntary Termination during the Change in Control Period, the Participant will be entitled to receive payment of the Participant’s Bonus, if any, based upon the Share Price determined on the date of the initial closing of a Change in Control.

(ii) Termination for any Other Reason.  In the event of a Participant’s termination of employment with the Company Group before the Performance Period End Date for any reason other than an Involuntary Termination during a Change in Control Period governed by Section 4.5(i), the Participant will immediately forfeit the Participant’s Bonus Opportunity.

SECTION 5  - PAYMENTS UNDER THE PLAN

5.1Payment of Bonuses.  The Bonus, if any, earned by a Participant in accordance with the terms and conditions of the Plan must be paid to the Participant in a lump sum cash payment on the Company payroll date next following by at least ten (10) business days the Performance Period End Date, except as follows:

(i) If a Bonus becomes payable by reason of Section 4.4(ii), the Bonus must be paid to the Participant in a lump sum cash payment on the initial closing date of the Change in Control.

(ii) If a Bonus becomes payable by reason of Section 4.5(i), the Bonus must be paid to the Participant in a lump sum cash payment on the last day of the Participant’s employment.

5.2Tax Withholding.  All payments under the Plan will be subject to deduction by the Company of all applicable income and employment withholding taxes.  The Company does not guarantee the tax treatment of any payments under the Plan, including, without limitation, pursuant to any federal, state, or local tax laws or regulations.  The Participant acknowledges and agrees that (i) he or she is responsible for any taxes owing with respect to the payments and benefits to be provided hereunder, (ii) he or she has not relied on any tax advice provided by the Company in connection with the payments and benefits to be provided hereunder, and (iii) he or she has been advised to consult with an independent tax advisor regarding any questions concerning tax matters relating to such payments and benefits.

SECTION 6  - ADMINISTRATION

6.1Plan Administration.  The Plan Administrator has full discretionary authority to administer and interpret the Plan, including without limitation, discretionary authority to determine those individuals who will become Participants and the amount of the Bonus Opportunity awarded to each Participant, and the right to adjust final Bonus payouts at its discretion regardless of the Share Price Milestone Schedule.

6.2Decisions of the Plan Administrator.  Decisions of the Plan Administrator made in good faith upon any matter within the scope of its authority will be final, conclusive and binding upon all persons, including Participants and their legal representatives.

6.3Non-Uniform Treatment.  The Plan Administrator’s discretionary determinations under the Plan need not be uniform, and any such determinations may be made selectively among Participants.

6.4Plan Expenses.  All expenses incurred in connection with the adoption and administration of the Plan will be paid by the Company.

SECTION 7  - AMENDMENT AND TERMINATION

7.1Plan Amendment.  The Plan may be amended at any time by the Plan Administrator, in its discretion, provided that upon and following a Change in Control, the Plan Administrator may not alter, amend or modify the Plan in any manner that would adversely affect the rights of any Participant under the Plan.

7.2Plan Termination.  The Company will have the right to terminate the Plan in its entirety at any time in the sole discretion of the Plan Administrator, provided that upon and following a Change in Control, the Plan may not be terminated until all Bonuses earned under the Plan have been paid in full.

SECTION 8  - MISCELLANEOUS

8.1No Liability.  Neither the Company nor any of its officers, directors or employees will be liable to any person for any action taken or omitted in connection with the administration of the Plan unless attributable to such person’s own fraud or willful misconduct.

8.2Plan Not Employment Contract.  The Plan will not give any employee or Participant a right to remain in the employ of the Company or any other member of the Company Group or affect the right of the Company or any other member of the Company Group to terminate the employment of any employee or Participant at any time, with or without cause.

8.3Plan Benefits Not Assignable.  The rights of a Participant to Plan benefits are not subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors of the Participant, and any attempt to assign, pledge or encumber that interest will be void.  To the extent requested by the Company, each Participant and his or her spouse will acknowledge in writing that the Plan benefits are non-transferable, including in the event of death or marital separation.

8.4Plan Benefits Subject to Recoupment Policy.  Bonus Opportunities awarded and Bonuses paid will be subject to the Company Group’s Incentive Compensation Recoupment Policy, as adopted by the Board of Directors of the Parent.

8.5Compliance with Section 409A.

(a)The Company intends that income provided to Participants pursuant to this Plan will not be subject to taxation under Section 409A of the Internal Revenue Code and the Treasury Regulations thereunder (collectively, “Section 409A”).  The provisions of this Plan will be interpreted and construed in favor of satisfying any applicable requirements of Section 409A.  However, the Company does not guarantee any particular tax effect for income provided to the Participants pursuant to this Plan.  In any event, except for the Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to the Participants, the Company will not be responsible for the payment of any applicable taxes, penalties, interest, costs, fees, including attorneys’ fees, or other liability incurred by any Participant in connection with compensation paid or provided to the Participant pursuant to this Plan.

(b)Notwithstanding anything set forth this Plan to the contrary, no amount payable pursuant to this Plan on account of a Participant’s termination of employment with the Company Group which constitutes a “deferral of compensation” within the meaning of Section 409A will be paid unless and until the Participant has incurred a “separation from service” within the meaning of Section 409A.  Furthermore, if the Participant is a “specified employee” within the meaning of Section 409A as of the date of the Participant’s separation from service, to the extent necessary in order to avoid the imposition of taxes under Section 409A, no amount that constitutes a deferral of compensation which is payable on account of the Participant’s separation from service will be paid to the Participant before the date (the “Delayed Payment Date”) which is the first business day of the seventh month after the date of the Participant’s separation from service or, if earlier, the date of the Participant’s death following such separation from service.  All such amounts that would, but for this Section, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.

8.6Successors.  The terms and conditions of the Plan will inure to the benefit of and bind the Company and the Participants, and their successors, assigns and personal representatives.

8.7Entire Agreement.  The Plan together with a Participant’s Participation Agreement constitute the entire understanding and agreement with respect to the subject matter contained herein, and there are no agreements, understandings, restrictions, representations or warranties among any Participant and the Company other than those as set forth or provided for herein.  In particular, the Plan and Participation Agreement supersede any prior correspondence from the Company Group to the Participant regarding a grant to the Participant of shares in a “Performance Cash Incentive” program.

8.8Governing Law.  The Plan will be governed by and construed in accordance with the laws of the State of California, without regard to its conflict of law rules.

8.9Confidentiality.  The terms of the Share Price Milestone Schedule(s) set forth in Participation Agreements under this Plan are strictly confidential and may only be shared with the Company and the applicable Participant.

EXHIBIT A

JAMBA JUICE COMPANY PERFORMANCE CASH BONUS PLAN

PARTICIPATION AGREEMENT

(Form for VP)

This Participation Agreement is entered into by and between Jamba Juice Company, a California corporation (the “Company”), and ______________________ (“you”) as of __________, 2018.  Attached is a copy of the Jamba Juice Company Performance Cash Bonus Plan.  Each capitalized term not defined in this Participation Agreement has the meaning assigned to such term in the Plan.

You have been designated as a Participant in the Plan and awarded a Bonus Opportunity.  Subject to the terms of the Plan, you will be eligible to earn a Bonus based on the Share Price attained as of the Performance Measurement Date.  Your earned Bonus will be determined by multiplying your Target Bonus amount by the earned Bonus percentage determined in accordance with the following table.  If the Share Price attained on the Performance Measurement Date falls between two of the Share Price milestones listed in the table, the earned Bonus percentage will be determined by linear interpolation (rounded to the nearest one-tenth of one percent).

Share Price Milestone Schedule
Share Price	Earned Bonus as a Percentage of Target Bonus
$9.00	0%
$15.00	100%
$19.49	175%
$24.00	250%

Your Target Bonus is: $________________.

Please note that your Bonus Opportunity is subject to forfeiture upon your termination of employment to the extent provided by the Plan and to the Company’s Incentive Compensation Recoupment Policy.

You are encouraged to read the Plan in its entirety.  The final decision as to whether you have earned any payments under the Plan will be made by the Plan Administrator.  To indicate your acceptance of your designation as a Participant in the Plan, please sign a copy of this Participation Agreement in the space indicated below and return it to me on or before _______________, 2018.

JAMBA JUICE COMPANY

By:

Chief Executive Officer

ACCEPTED AND ACKNOWLEDGED:

I hereby accept my designation as a Participant in the Jamba Juice Company Performance Cash Bonus Plan and my award of a Bonus Opportunity, subject to the terms and conditions of the Plan.

Participant:

Dated: ________________

By:

EXHIBIT B

JAMBA JUICE COMPANY PERFORMANCE CASH BONUS PLAN

PARTICIPATION AGREEMENT

(Form for CEO, CFO and SVPs)

This Participation Agreement is entered into by and between Jamba Juice Company, a California corporation (the “Company”), and ______________________ (“you”) as of __________, 2018.  Attached is a copy of the Jamba Juice Company Performance Cash Bonus Plan.  Each capitalized term not defined in this Participation Agreement has the meaning assigned to such term in the Plan.

You have been designated as a Participant in the Plan and awarded a Bonus Opportunity.  Subject to the terms of the Plan, you will be eligible to earn a Bonus based on the Share Price attained as of the Performance Measurement Date.  Your earned Bonus will be determined by multiplying your Target Bonus amount by the earned Bonus percentage determined in accordance with the following table.  If the Share Price attained on the Performance Measurement Date falls between two of the Share Price milestones listed in the table, the earned Bonus percentage will be determined by linear interpolation (rounded to the nearest one-tenth of one percent).

Share Price Milestone Schedule
Share Price	Earned Bonus as a Percentage of Target Bonus
$9.00	0%
$15.00	100%
$19.49	175%

Your Target Bonus is: $________________.

Please note that your Bonus Opportunity is subject to forfeiture upon your termination of employment to the extent provided by the Plan and to the Company’s Incentive Compensation Recoupment Policy.

Further, the Plan Administrator has designated your Bonus Opportunity as a Forfeitable Bonus Opportunity.  This means that if the share price milestone-based restricted stock unit award identified below vests in whole or in part upon the attainment of the “Reference Price” set forth below, your Bonus Opportunity will be cancelled immediately without further action by you or the Company, and no Bonus hereunder shall be paid or payable.

RSU Award:  Granted on [GRANT DATE] for [NUMBER] units

Reference Price:  $19.50

You are encouraged to read the Plan in its entirety.  The final decision as to whether you have earned any payments under the Plan will be made by the Plan Administrator.  To indicate your acceptance of your designation as a Participant in the Plan, please sign a copy of this Participation Agreement in the space indicated below and return it to me on or before _______________, 2018.

JAMBA JUICE COMPANY

By:

Chief Executive Officer

ACCEPTED AND ACKNOWLEDGED:

I hereby accept my designation as a Participant in the Jamba Juice Company Performance Cash Bonus Plan and my award of a Bonus Opportunity, subject to the terms and conditions of the Plan.

Participant:

Dated: ________________

By: